Exhibit (h)(2)

GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC

Amended and Restated Notification of Undertaking to
Reimburse Selected Fund Expenses and Waive Selected Fees

NOTIFICATION made as of November 22, 2022 by GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC, a Massachusetts limited liability company (the “Advisor”), to GMO TRUST, a Massachusetts business trust (the “Trust”).

WHEREAS, the Advisor has historically paid for some of the operating expenses of the series of the Trust (the “Funds”); and

WHEREAS, the Advisor has historically waived some or all of the management and shareholder service fees charged by Funds that invest in other Funds in order to prevent the double payment of such fees; and

WHEREAS, the Advisor wishes to simplify those expense reimbursement undertakings and combine them into one document; and

WHEREAS, the Advisor notified the Trust of the Advisor’s undertaking as of June 30, 2022 to reimburse selected fund expenses and waive selected fees with respect to the Funds and the Trust and Advisor amended and restated that undertaking as of October 26, 2022 (the “Prior Notification”); and

WHEREAS, the Advisor wishes to amend and restate the Prior Notification to reflect its undertaking to reimburse selected fund expenses and waive selected fees with respect to GMO Resource Transition Fund and GMO U.S. Opportunistic Value Fund, each a newly created series of GMO Trust.

NOW, THEREFORE, the Advisor hereby notifies the Trust that, provided that the fee rates set forth in (i) the Management Contracts between each Fund and the Advisor and (ii) the Amended and Restated Servicing and Supplemental Support Agreement between the Trust and the Advisor remain unchanged, the Advisor shall, as set forth below, bear a portion of the expenses of the Funds through June 30, 2023 (and any subsequent periods as may be designated by the Advisor by notice to the Trust) and, with respect to GMO Emerging Markets Select Equity Fund, through October 26, 2023 (and any subsequent periods as may be designated by the Advisor by notice to the Trust) and, with respect to GMO Resource Transition Fund and GMO U.S. Opportunistic Value Fund, through June 30, 2024. During the period covered by this Notification, the arrangements set forth below may only be modified by the mutual consent of the Advisor and the Trust (such consent in the case of the Trust to require a majority vote of the “non-interested” trustees of the Trust (as defined under the Investment Company Act of 1940, as amended)).

Operating Expense Reimbursement

All Funds listed on Exhibit A

The Advisor will reimburse each Fund listed on Exhibit A for its “Specified Operating Expenses” (as defined below).

Funds with Expense Threshold Amount

The Advisor will reimburse each Fund for the portion of its “Specified Operating Expenses” (as defined below) that exceed the percentage of the Fund’s average daily net assets (the “Expense Threshold Amount”) set forth in the table below.

Fund	Expense Threshold Amount
GMO Resources Fund	0.10%
GMO U.S. Small Cap Value Fund	0.10%
GMO Implementation Fund GMO Opportunistic Income Fund GMO U.S. Equity Fund GMO International Equity Fund GMO Multi-Sector Fixed Income Fund GMO-Usonian Japan Value Creation Fund GMO Tax-Managed International Equities Fund GMO SGM Major Markets Fund GMO Quality Cyclicals Fund GMO Asset Allocation Bond Fund GMO Emerging Country Debt Shares Fund GMO U.S. Opportunistic Value Fund	0.01%

Specified Operating Expenses

As used in this Notification, subject to the exceptions noted below, “Specified Operating Expenses” means: audit expenses, fund accounting expenses, pricing service expenses, expenses of non-investment related tax services, transfer agency expenses (excluding any amounts paid to financial intermediaries for sub-transfer agency, recordkeeping and other administrative services provided with respect to Class I shareholders), expenses of non-investment related legal services provided to the Funds by or at the direction of the Advisor, organizational and start-up expenses, federal securities law filing expenses, printing expenses, state and federal registration fees and custody expenses. In the case of GMO Emerging Markets Fund, “Specified Operating Expenses” does not include custody expenses, and in the case of GMO Benchmark-Free Fund, “Specified Operating Expenses” does not include the Fund’s direct custody expenses attributable to its holdings of emerging market securities.

With respect to each Fund with an Expense Threshold Amount, the Advisor shall be permitted to recover from the Fund, on a class-by-class basis, expenses it has borne or reimbursed subsequent to the effective date of this Notification (whether through reduction of its management fee or otherwise) to the extent that the Fund’s Specified Operating Expenses in subsequent periods fall below the lesser of (1) the expense limit in effect at the time the Advisor waives or limits the expenses and (2) the expense limit in effect at the time the Advisor seeks to recover the expenses; provided, however, that such Fund will not be obligated to pay any amounts more than three years after the Advisor bore or reimbursed such amounts.

For GMO Climate Change Fund, GMO Alternative Allocation Fund, GMO Emerging Markets ex-China Fund, GMO Emerging Markets Select Equity Fund, GMO High Yield Fund, GMO Quality Fund and GMO Resource Transition Fund

For each of GMO Climate Change Fund, GMO Alternative Allocation Fund, GMO Emerging Markets ex-China Fund, GMO Emerging Markets Select Equity Fund, GMO High Yield Fund, GMO Quality Fund and GMO Resource Transition Fund, the Advisor will reimburse the Fund to the extent necessary to prevent the Fund’s total annual fund operating expenses, exclusive of: (i) fees and expenses of the Independent Trustees and legal counsel to the Independent Trustees, (ii) investment-related costs, such as brokerage commissions, interest, and acquired fund fees and expenses, (iii) taxes, (iv) litigation and indemnification expenses, (v) judgments, (vi) in the case of Class I shares, payments to intermediaries for sub-transfer agency, recordkeeping and other administrative services with respect to Class I shareholders and (vii) other extraordinary or non-recurring expenses not incurred in the ordinary course of the Fund’s business (collectively, “Excluded Expenses”), from exceeding the following amounts for each class of shares, in each case representing the average daily net assets for the indicated class of shares (each, an “Expense Cap”):

	Class II	Class III	Class IV	Class V	Class VI	Class R6	Class I
Climate Change Fund	N/A	0.77%	0.72%	0.705%	0.675%	0.77%	0.77%
Alternative Allocation Fund	0.99%	0.92%	0.875%	0.855%	0.825%	0.99%	0.99%
Emerging Markets ex-China Fund	0.85%	0.80%	0.75%	0.70%	0.67%	0.85%	0.85%
Emerging Markets Select Equity Fund	0.75%	0.70%	0.65%	0.635%	0.605%	0.75%	0.75%
High Yield Fund	N/A	0.55%	0.50%	0.485%	0.455%	0.55%	0.55%
Quality Fund	N/A	0.49%	0.445%	0.425%	0.395%	0.48%	0.48%
Resource Transition Fund	N/A	0.95%	0.90%	0.885%	0.855%	0.95%	0.95%

GMO shall be permitted to recover from the Fund, on a class-by-class basis, expenses it has borne or reimbursed pursuant to the reimbursement set forth in the preceding paragraph and table (whether through reduction of its management fee or otherwise) to the extent that a Fund’s total annual operating expenses (less Excluded Expenses) in subsequent periods fall below the lesser of (1) the Expense Cap in effect at the time GMO waives or limits the expenses and (2) the Expense Cap in effect at the time GMO seeks to recover the expenses; provided, however, that the Fund will not be obligated to pay any amounts more than three years after GMO bore or reimbursed such amounts.

For all Funds offering Class I Shares

The Advisor will reimburse Class I shares of each Fund (other than Emerging Markets Fund and High Yield Fund) to the extent that amounts paid by the Fund out of the net assets attributable to Class I shares to financial intermediaries for sub-transfer agency, recordkeeping and other administrative services provided with respect to Class I shareholders exceed 0.10% of the average daily net assets attributable to Class I shares. The Advisor will reimburse Class I shares of Emerging Markets Fund and High Yield Fund to the extent that amounts paid by each Fund out of the net assets attributable to Class I shares to financial intermediaries for sub-transfer agency, recordkeeping and other administrative services provided with respect to Class I shareholders exceed 0.05% (Emerging Markets Fund) and 0.04% (High Yield Fund) of the average daily net assets attributable to Class I shares.

Management Fee Waiver

For each Fund (other than GMO Benchmark-Free Allocation Fund1) that pays the Advisor a management fee, the Advisor will waive or reduce the Fund’s management fee, but not below zero, to the extent necessary to offset the management fees paid to the Advisor that are directly or indirectly borne by the Fund as a result of the Fund’s direct or indirect investments in other GMO Funds.

Shareholder Service Fee Waiver

For each Fund (other than GMO Benchmark-Free Allocation Fund2) that charges a shareholder service fee, the Advisor will waive or reduce the shareholder service fee charged to holders of each class of shares of the Fund, but not below zero, to the extent necessary to offset the shareholder service fees directly or indirectly borne by the class of shares of the Fund as a result of the Fund’s direct or indirect investments in other GMO Funds.

In addition, the Advisor will waive the shareholder service fees charged to holders of each class of shares of GMO Emerging Markets Fund listed below, but not below zero, to the extent necessary to prevent the shareholder service fees borne by each class from exceeding the specified percentage of the class’s average daily net assets (the “Shareholder Service Fee Expense Limitation”) set forth below.

1 GMO Benchmark-Free Allocation Fund’s management contract contains a contractual management fee reduction.

2 The Trust’s Amended and Restated Servicing and Supplemental Support Agreement contains a contractual shareholder service fee reduction for GMO Benchmark-Free Allocation Fund.

Class	Shareholder Service Fee Expense Limitation
II	0.20%
III	0.15%
IV	0.10%
V	0.05%
VI	0.02%
R6	0.20%
I	0.20%

Miscellaneous

In providing this Notification, the Advisor understands and acknowledges that the Trust intends to rely on this Notification, including in connection with the preparation and printing of the Trust’s prospectuses and its daily calculation of each Fund’s or class’s net asset value.

Please be advised that all previous notifications by the Advisor with respect to fee waivers and/or expense limitations regarding any of the Funds shall hereafter be null and void and of no further force and effect.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the Advisor has executed this Notification on the day and year first above written.

GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC

By:	/s/ Douglas Y Charton
Name:	Douglas Y Charton
Title:	Counsel

ACKNOWLEDGED AND AGREED:
GMO TRUST, on behalf of each of its series

By:	/s/ Douglas Y Charton
Name:	Douglas Y Charton
Title:	Vice President-Law

This instrument is executed on behalf of Grantham, Mayo, Van Otterloo & Co. LLC (“GMO”) by a duly authorized officer or other agent solely in his or her capacity as an authorized signatory, pursuant to delegated authority from GMO, and not individually.  The obligations of or arising out of this instrument are not binding upon any officer or other agent, partner, member or director of GMO individually, but are binding only upon GMO and its assets.  A Certificate of Organization of GMO is on file with the Secretary of The Commonwealth of Massachusetts.

A copy of the Amended and Restated Agreement and Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Funds.

Exhibit A
Emerging Markets Fund
U.S. Treasury Fund
Benchmark-Free Allocation Fund
International Equity Allocation Fund
Global Asset Allocation Fund
Global Equity Allocation Fund
Strategic Opportunities Allocation Fund
Global Developed Equity Allocation Fund
International Developed Equity Allocation Fund
Benchmark-Free Fund